Exhibit 99.1
LecTec Corporation Press Release
LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501
Contact: Bill Johnson, Controller (903-832-0993)
LecTec Corporation and Endo Pharmaceuticals Inc. Settle Patent Dispute
November 11, 2009 — Texarkana, Texas — LecTec Corporation (OTCBB: LECT) announced today that it has reached a settlement with Endo Pharmaceuticals Inc. on outstanding patent litigation related to LecTec’s U.S. Patent Nos. 5,536,263 and 5,741,510. Endo Pharmaceuticals has agreed to make a one-time, $23 million payment for the exclusive license to these two patents for use in the field of prescription pain medicines and treatment. “LecTec is pleased to have reached an agreement with Endo Pharmaceuticals which avoids the uncertainties of litigation and provides LecTec with the capital to explore the opportunities in its patent portfolio,” said Judd Berlin, chief executive officer of LecTec.
LecTec filed a patent infringement action in U.S. District Court in July 2008 against Endo Pharmaceuticals and others in the topical medicated patch business alleging patent infringement of the core structure and composition claims of two of LecTec’s patents.
About LecTec Corporation
LecTec Corporation is an intellectual property licensing and holding company. The Company’s primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.
Cautionary Statements
This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which recently re-launched an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. (NASDAQ: CHTT), Johnson & Johnson Consumer Company, Inc., a subsidiary of Johnson & Johnson (NYSE: JNJ), and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10-K for the year ended December 31, 2008.
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